       FILED PURSUANT TO RULE 424(b)(5) REGISTRATION NO. 333-45466

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 14, 2000)

                                  $750,000,000

                                     [LOGO]

                          HONEYWELL INTERNATIONAL INC.
                               101 COLUMBIA ROAD
                       MORRIS TOWNSHIP, NEW JERSEY 07962
                                 (973) 455-2000

                             6 7/8% NOTES DUE 2005

                                 --------------

    The notes will bear interest at the rate of 6 7/8% per year. Interest on the notes is payable in arrears on April 3 and October 3 of each year, beginning on April 3, 2001. The notes will mature on October 3, 2005.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                            PER NOTE                    TOTAL
                                                            --------                 ------------
Public Offering Price                                       99.492%                  $746,190,000
Underwriting Discount                                        0.350%                  $  2,625,000
Proceeds to Honeywell (before expenses)                     99.142%                  $743,565,000

    Interest on the notes will accrue from September 25, 2000 to date of delivery.

                                 --------------

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, as the case may be, on or about September 25, 2000.

                                 --------------

CHASE SECURITIES INC.
                     DEUTSCHE BANC ALEX. BROWN
                                            BANC OF AMERICA SECURITIES LLC

                                 --------------

BANC ONE CAPITAL MARKETS, INC.
                                 BARCLAYS CAPITAL
                                                    HSBC

September 20, 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About Honeywell.............................................  S-4
Summary Financial Information...............................  S-8
Capitalization..............................................  S-10
Use of Proceeds.............................................  S-10
Directors and Executive Officers............................  S-11
Description of the Notes....................................  S-12
United States Federal Taxation..............................  S-18
Underwriting................................................  S-23
Where You Can Find More Information.........................  S-24
General Information.........................................  S-25

                                   PROSPECTUS

About This Prospectus.......................................     2
Honeywell ..................................................     2
Ratio of Earnings to Fixed Charges..........................     2
Use of Proceeds.............................................     2
Description of Debt Securities..............................     3
Description of Preferred Stock..............................     8
Description of Common Stock.................................    11
Book-Entry Issuance.........................................    12
Plan of Distribution........................................    13
Experts.....................................................    14
Legal Opinions..............................................    15
Where You Can Find More Information About Honeywell.........    15
Cautionary Statement Concerning Forward-Looking
  Statements................................................    16

    This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. Honeywell accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

    Copies of this prospectus supplement and accompanying prospectus and the documents incorporated therein by reference will be available free of charge at the office of Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

    The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See 'Underwriting'.

    References herein to '$' and 'dollars' are to United States dollars.

                                ABOUT HONEYWELL

    Honeywell, a Delaware corporation, is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. We employ approximately 120,000 people in 95 countries.

OUR BUSINESS

    We aggregate our strategic business units into four reportable segments:

    AEROSPACE SOLUTIONS. Our Aerospace Solutions segment is a customer-driven global provider of integrated avionics, engines, systems and service solutions for aircraft manufacturers, airlines, business and general aviation, military and airport operations. Our aerospace products can be found on virtually every type of aircraft in use, in nearly every region of the world.

    Major product categories for Aerospace Solutions include:

     Avionics systems and equipment for communication, navigation and safety

     Aircraft systems and components including auxiliary power units, environmental controls, aircraft lighting and integrated landing systems

     Propulsion systems including turboprop and turbofan engines for business and regional aircraft and helicopters

     Launch and satellite vehicle systems including inertial and global positioning systems, guidance systems, satellite positioning and stabilization systems, and launch vehicle controls

     Airport systems including satellite landing systems, airport lighting, ground vehicle management and maintenance systems

    In addition to our aerospace products, we offer a wide range of value-added services, including:

     Comprehensive maintenance and support for all our products

     A large portfolio of spare parts and consumable hardware

     Inventory management

     Logistics and process support

     Technical publications

     Ground support equipment

     Training

    Our Aerospace Solutions sales in 1999 were $9,908 million or basically flat compared with 1998. Sales of avionics products were higher due principally to continued strong demand for flight safety products such as collision avoidance and enhanced ground proximity warning systems. Sales to the aftermarket, particularly repair and overhaul and the military, were also higher. The acquisition of a controlling interest in the Normalair-Garrett Ltd. environmental controls joint venture in the prior year also increased sales in 1999. This increase was offset by lower sales to commercial air transport and military original equipment manufacturers, and the effects of divestitures and a restructuring of a government technical services contract.

    Our Aerospace Solutions segment profit for 1999 was $1,918 million, an increase of $331 million, or 21 percent compared with 1998. The increase principally resulted from improved sales of higher-margin aftermarket and avionics products and cost structure improvements primarily from census and benefit cost reductions.

    AUTOMATION & CONTROL. Our Automation & Control segment is comprised of two strategic business units: Home and Building Control and Industrial Control.

    Home and Building Control provides products and services to create efficient, safe, comfortable environments. This unit offers:

     Controls for heating, ventilating, humidification and air-conditioning equipment

     Security and fire alarm systems

     Home comfort products and integration systems

     Energy-efficient lighting controls

     Building management systems and services

    In February 2000, our Home and Building Control business acquired Pittway Corporation, one of the world's leading manufacturers and distributors of security and fire systems and low-voltage products for homes and buildings. Pittway had 1999 sales of $1.6 billion.

    Industrial Control is the world's leading supplier of industrial control systems and related advanced software solutions and products. The mission of the Industrial Control unit is to improve our customers' competitiveness through the application of sensing and control technologies.

    Our Automation & Control sales in 1999 were $6,115 million, an increase of $158 million, or 3 percent compared with 1998. Sales were higher for the Home and Building Control business driven by growth in control and consumer products and building services and security. Acquisitions also contributed to the sales increase. Lower sales from the energy retrofit and installed systems businesses were a partial offset. Sales for the Industrial Control business were basically flat compared with the prior year. Higher sales due to acquisitions and growth in the sensing and control business were offset by the effects of continued weakness in the pulp and paper and refining markets. Sales for the segment were also negatively impacted by foreign currency fluctuations due to the strong dollar.

    Our Automation & Control segment profit in 1999 was $767 million, an increase of $62 million, or 9 percent compared with 1998. Segment profit for the Home and Building Control business was up significantly due to improvement in the control products business and the exiting of the lower-margin energy retrofit and installed systems businesses. Cost savings from census reductions also contributed to the improvement. This increase was offset somewhat by lower segment profit for the Industrial Control business as growth in the higher-margin sensing and control business and cost structure improvements were more than offset by the effects of continued weakness in the pulp and paper and refining markets.

    PERFORMANCE MATERIALS. Our Performance Materials segment is comprised of two strategic business units: Electronic Materials and Performance Polymers and Chemicals.

    Electronic Materials is a leading provider of:

     Materials and solutions used in wafer fabrication

     Specialty electronic materials such as amorphous alloy products, copper foils, and advanced polymers

     Advanced packaging substrates for silicon chips

     Printed circuit boards

     Electronic manufacturing services

    Performance Polymers and Chemicals is a world leader in the production of nylon, polyester, polyethylene, fluoropolymer and other chemicals used in engineered plastics, specialty films, performance fibers and carpet fibers. We are also a leading global manufacturer of specialty and fine chemicals for a broad range of markets. We provide tailored customer solutions worldwide through our Chemical Specialties, Fluorine Products, Pharmaceutical Fine Chemicals, Specialty Wax and Additives businesses.

    Our Performance Materials sales in 1999 were $4,007 million, a decrease of $162 million, or 4 percent compared with 1998 due principally to divestitures including the environmental catalyst, Laminate Systems and phenol businesses. Lower sales for carpet fibers also contributed to the decrease. Higher sales for specialty films, engineering plastics and waxes were a partial offset.

Higher sales from the acquisitions of Johnson Matthey Electronics, a supplier of wafer fabrication materials and interconnect products to the electronics and telecommunications industries, and Pharmaceutical Fine Chemicals, a supplier of active and intermediate pharmaceutical chemicals, were also a partial offset.

    Our Performance Materials segment profit in 1999 was $439 million, a decrease of $195 million, or 31 percent compared with 1998. The decrease principally reflects the effects of the continuing pricing pressures in the Performance Polymers and Electronic Materials businesses and higher raw material costs in certain Performance Polymers businesses. The impact of prior year divestitures also contributed to the decrease. The effect of improved sales volume for specialty films, engineering plastics and waxes was a partial offset.

    POWER & TRANSPORTATION PRODUCTS. Our Power & Transportation Products segment is comprised of three strategic business units: Transportation and Power Systems, Consumer Products Group and Friction Materials. This segment's key areas of business include automotive and truck products, engine boosting systems and on-site power generation. Its products include:

     Garrett'r' turbochargers and charge air coolers

     Bendix'r' air brakes, compressors, air dryers, disk brake pads and drum brake linings

     JURIDTM & RoadTuff'r' friction material

     FRAM'r' filters

     Autolite'r' spark plugs

     Prestone'r' and Holts'r' car care products

     Parallon'TM' 75 TurboGenerator

     Simoniz'r' appearance products (outside North America)

    Our Power & Transportation Products sales in 1999 were $3,581 million, an increase of $194 million, or 6 percent compared with 1998. Sales for the Transportation and Power Systems business were significantly higher driven by strong growth for the turbocharging systems business due primarily to continued strong sales in Europe reflecting the turbodiesel's increased penetration of the passenger car market. Sales for our Commercial Vehicle Systems business, which is part of Transportation and Power Systems, increased due principally to increased North American truck builds. Sales for the Consumer Products Group business also increased, led by higher sales of Prestone'r' products and FRAM'r' filters. Lower sales for the Friction Materials business due to pricing pressures and weakness in the European market were a partial offset. Sales were also negatively impacted by foreign currency fluctuations due to the strong dollar.

    Our Power & Transportation Products segment profit in 1999 was
$322 million, an increase of $88 million, or 38 percent compared with 1998. The increase reflects higher sales for the Transportation and Power Systems and Consumer Products Group businesses. Cost structure improvements in these businesses resulting from Six Sigma initiatives, materials procurement savings and census reductions also contributed to the increase.

    In the third quarter of 2000, we announced that we had reached an agreement in principle to sell our Friction Materials business and that we had engaged Salomon Smith Barney Inc. to sell our Consumer Products Group business. See
' -- Recent Developments'.

RECENT DEVELOPMENTS

    We continuously assess the relative strength of each business in our portfolio as to strategic fit, market position and profit contribution in order to upgrade our combined portfolio and identify operating units that will most benefit from increased investment. We identify acquisition candidates that will further our strategic plan and strengthen our existing core businesses. We also identify operating units that do not fit into our long-term strategic plan based on their market position, relative profitability or growth potential. These operating units are considered for potential divestiture, restructuring or other repositioning action subject to regulatory constraints.

    Recently, we announced our plans to exit certain non-core businesses and that we had reached an agreement in principle to sell our Friction Materials business to Questor Partners Fund II. Terms of the sale were not disclosed. We also announced that we had retained Salomon Smith Barney Inc. to assist us in finding a buyer for our Consumer Products Group business.

    Additionally, we announced charges associated with anticipated portfolio changes expected to range from $300 million to $350 million (pre-tax) in the third quarter of 2000. Repositioning and other charges, which are primarily related to our intensified cost-reduction activities, are expected to be an additional $100 million to $125 million in the third quarter of 2000.

SEGMENT FINANCIAL DATA

    We evaluate segment performance based on segment profit, which excludes general corporate unallocated expenses, gains on sales of non-strategic businesses, equity income, other income (expense), interest and other financial charges, merger, repositioning and other charges, and other. Intersegment sales approximate market and are not significant. Reportable segment data were as follows:

                                            SIX MONTHS ENDED               YEARS ENDED
                                                JUNE 30,                  DECEMBER 31,
                                            -----------------   ---------------------------------
                                             2000      1999         1999         1998      1997
                                             ----      ----         ----         ----      ----
                                               (UNAUDITED)
                                                                (IN MILLIONS)
NET SALES
Aerospace Solutions.......................  $ 4,850   $ 4,862      $ 9,908      $ 9,890   $ 8,398
Automation & Control......................    3,580     2,891        6,115        5,957     5,934
Performance Materials.....................    2,086     1,969        4,007        4,169     4,248
Power & Transportation Products...........    1,799     1,763        3,581        3,387     3,769
Corporate.................................       38        55          124          152       150
                                            -------   -------      -------      -------   -------
                                            $12,353   $11,540      $23,735      $23,555   $22,499
                                            -------   -------      -------      -------   -------
                                            -------   -------      -------      -------   -------
SEGMENT PROFIT
Aerospace Solutions.......................  $ 1,039   $   870      $ 1,918      $ 1,587   $ 1,151
Automation & Control......................      465       281          767          705       610
Performance Materials.....................      202       294          439          634       541
Power & Transportation Products...........      170       153          322          234       308
Corporate.................................      (69)      (97)        (175)        (248)     (167)
                                            -------   -------      -------      -------   -------
                                            $ 1,807   $ 1,501      $ 3,271      $ 2,912   $ 2,443
                                            -------   -------      -------      -------   -------
                                            -------   -------      -------      -------   -------

    A reconciliation of segment profit to consolidated income before taxes on income is as follows:

                                              SIX MONTHS ENDED               YEARS ENDED
                                                  JUNE 30,                  DECEMBER 31,
                                              -----------------   ---------------------------------
                                               2000      1999         1999         1998      1997
                                               ----      ----         ----         ----      ----
                                                 (UNAUDITED)
                                                                  (IN MILLIONS)
Segment profit..............................  $1,807    $1,501       $ 3,271      $ 2,912   $ 2,443
Gain on sale of non-strategic businesses....     112        --           106           --       303
Equity in income of affiliated companies....      18        34           116          162       204
Other income (expense)......................      13        29            39            3        87
Interest and other financial charges........    (240)     (132)         (265)        (275)     (277)
Merger, repositioning and other charges.....     (96)     (258)       (1,287)         (54)     (341)
Other(1)....................................      --       268           268           24        --
                                              ------    ------       -------      -------   -------
Income before taxes on income...............  $1,614    $1,442       $ 2,248      $ 2,772   $ 2,419
                                              ------    ------       -------      -------   -------
                                              ------    ------       -------      -------   -------

---------

(1) Other represents the gain on our disposition of our investment in AMP Incorporated common stock in both six months and year 1999 and litigation settlements in 1998.

                         SUMMARY FINANCIAL INFORMATION

    We derived the summary financial information set out below for each of the six-month periods ended June 30, 1999 and 2000 from our unaudited interim consolidated financial statements and each of the years ended December 31, 1997 through 1999 from our audited consolidated financial statements for those years. This information is only a summary and you should read it together with our historical financial statements and related notes contained in the quarterly reports, annual reports and other information that we have filed with the SEC and incorporated by reference.

                                            SIX MONTHS ENDED               YEARS ENDED
                                                JUNE 30,                  DECEMBER 31,
                                            -----------------   ---------------------------------
                                             2000      1999         1999         1998      1997
                                             ----      ----         ----         ----      ----
                                               (UNAUDITED)
                                                                (IN MILLIONS)
RESULTS OF OPERATIONS
Net sales.................................  $12,353   $11,540      $23,735      $23,555   $22,499
Gross interest expense(1).................      249       144          287          300       298
Net income(2).............................    1,123       980        1,541        1,903     1,641

FINANCIAL POSITION AT PERIOD-END
Cash and cash equivalents.................  $   959   $   804      $ 1,991      $ 1,018   $   745
Total debt(3).............................    6,044     3,985        5,066        4,966     3,632
Net debt(4)...............................    5,085     3,181        3,075        3,948     2,887
Total shareowners' equity.................    9,452     7,983        8,599        8,083     6,775

CASH FLOW DATA
Net cash provided by operating
  activities..............................  $   838   $   998      $ 2,374      $ 1,974   $ 1,934
Net cash (used for) provided by investing
  activities..............................   (2,482)      848         (291)      (1,593)   (1,996)
Net cash provided by (used for) financing
  activities..............................      612    (2,068)      (1,110)        (108)     (785)

OTHER DATA
EBITDA(5).................................  $ 2,365   $ 1,981      $ 3,278      $ 3,782   $ 3,380
Adjusted EBITDA(5)(6).....................    2,349     1,971        4,191        3,812     3,418
Book capital(7)...........................   16,261    12,700       14,386       13,807    10,994

SELECTED FINANCIAL MEASURES
Ratio of adjusted EBITDA to gross interest
  expense.................................      9.4x     13.7x        14.6x        12.7x     11.5x
Ratio of total debt to adjusted
  EBITDA(8)...............................      1.3x      1.0x         1.2x         1.3x      1.1x
Total debt as a percentage of book
  capital.................................     37.2%     31.4%        35.2%        36.0%     33.0%
Net debt as a percentage of book
  capital.................................     31.3%     25.0%        21.4%        28.6%     26.3%

---------

(1) We define 'gross interest expense' for this purpose as total interest and other financial charges.

(2) In six months 2000, includes repositioning charges, and a gain on the sale of the former Honeywell Inc. TCAS product line, resulting in a net after-tax gain of $12 million. In six months 1999, includes repositioning and other charges, and a gain on the sale of our investment in AMP Incorporated common stock, resulting in a net after-tax gain of $5 million. In year 1999, includes merger, repositioning and other charges, and gains on the sales of our Laminate Systems business and our investment in AMP Incorporated common stock, resulting in a net after-tax charge of $624 million. In 1998, includes repositioning charges, a gain on settlement of litigation claims and a tax benefit resulting from the favorable resolution of certain prior-year research and development tax claims resulting in a net after-tax charge of $4 million. In 1997, includes repositioning and other charges, gains on the sales of our automotive Safety

    Restraints and certain Industrial Control businesses and a charge related to the 1996 sale of our automotive Braking Systems business resulting in a net after-tax charge of $5 million.

(3) We define 'total debt' for this purpose as long-term debt, including current maturities, plus short-term borrowings and commercial paper.

(4) We define 'net debt' for this purpose as total debt less cash and cash equivalents.

(5) We define 'EBITDA' for this purpose as earnings before interest and other financial charges, taxes on income, depreciation, amortization and equity in income of affiliated companies without reduction for related other charges. EBITDA is a measure commonly used to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance, nor as an alternative to net cash provided by operating activities as a measure of liquidity. Because all companies do not calculate EBITDA in the same fashion, EBITDA as calculated by us may differ from EBITDA as calculated by other companies.

(6) For the periods presented, we recorded certain charges and gains that have been excluded for the purpose of calculating 'adjusted EBITDA'. In six months 2000, excludes repositioning charges, and a gain on the sale of the former Honeywell Inc. TCAS product line, resulting in a net pre-tax gain of $16 million. In six months 1999, excludes repositioning and other charges, and a gain on the sale of our investment in AMP Incorporated common stock, resulting in a net pre-tax gain of $10 million. In year 1999, excludes merger, repositioning and other charges, and gains on the sales of our Laminate Systems business and our investment in AMP Incorporated common stock, resulting in a net pre-tax charge of $913 million. In 1998, excludes repositioning charges, a gain on settlement of litigation claims and a tax benefit resulting, from the favorable resolution of certain prior-year research and development tax claims resulting in a net pre-tax charge of $30 million. In 1997, excludes repositioning and other charges, gains on the sales of our automotive Safety Restraints and certain Industrial Control businesses and a charge related to the 1996 sale of our automotive Braking Systems business, resulting in a net pre-tax charge of $38 million.

(7) We define 'book capital' for this purpose as the sum of total debt, shareowners' equity, and net long-term deferred tax liabilities, which are long-term deferred income tax liabilities net of long-term deferred income tax assets.

(8) In both six months 2000 and 1999, EBITDA has been 'annualized' to compute this ratio.

                                 CAPITALIZATION

    The following table shows our capitalization on a consolidated basis as of June 30, 2000 and pro forma as adjusted for the issuance of the notes offered hereby and the repayment of existing indebtedness. Except as reflected herein, as of the date of this prospectus supplement there has been no material change to our capitalization since June 30, 2000.

                                                                       AS OF
                                                                   JUNE 30, 2000
                                                              -----------------------
                                                                    (UNAUDITED)
                                                              ACTUAL      PRO FORMA
                                                              ------      ---------
                                                                   (IN MILLIONS)
Cash and cash equivalents...................................  $   959      $   959

Total assets................................................  $24,936      $24,939

Short-term borrowings and commercial paper..................  $ 2,254      $ 1,511
Current maturities of long-term debt........................      346          346
Long-term debt..............................................    3,444        4,190
                                                              -------      -------
        Total debt..........................................    6,044        6,047
                                                              -------      -------
Shareowners' equity:
    Capital -- common stock.................................      958          958
    Additional paid-in capital..............................    2,486        2,486
    Common stock held in treasury -- at cost................   (4,237)      (4,237)
    Accumulated other nonowner changes......................     (512)        (512)
    Retained earnings.......................................   10,757       10,757
                                                              -------      -------
        Total shareowners' equity...........................    9,452        9,452
                                                              -------      -------
Total capitalization........................................  $15,496      $15,499
                                                              -------      -------
                                                              -------      -------

                                USE OF PROCEEDS

    The net proceeds from the offering of the notes, which are expected to be approximately $743,165,000 after underwriting discounts and payment of expenses related to the offering, will be used for repayment of outstanding debt, including commercial paper, as well as for general corporate purposes, which may include repurchase of our common stock, investments in or extensions of credit in our subsidiaries, or the financing of possible acquisitions or business expansion. Our commercial paper has a weighted average interest rate of approximately 6.67% and a weighted average maturity of approximately 96 days. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name and present principal occupation or employment of each director and executive officer of Honeywell. The business address of each such person is Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

NAME                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
----                                        ------------------------------------------
DIRECTORS
Hans W. Becherer..........................  Chairman of the Board -- Retired of Deere & Company
Gordon M. Bethune.........................  Chairman of the Board and Chief Executive Officer of
                                            Continental Airlines, Inc.
Michael R. Bonsignore.....................  Chairman and Chief Executive Officer of Honeywell
Marshall N. Carter........................  Chairman and Chief Executive Officer of State Street
                                            Corporation
Jaime Chico Pardo.........................  Chief Executive Officer of Telefonos de Mexico, S.A. de
                                            C.V.
Ann F. Fudge..............................  Executive Vice President of Kraft Foods, Inc.
James J. Howard...........................  Chairman of the Board, of Xcel Energy Inc.
Bruce Karatz..............................  Chairman, President and Chief Executive Officer of
                                            Kaufman and Broad Home Corporation
Robert P. Luciano.........................  Chairman Emeritus of Schering-Plough Corporation
Russell E. Palmer.........................  Chairman and Executive Officer of The Palmer Group
Ivan G. Seidenberg........................  President and Co-Chief Executive Officer of Verizon
                                            Communications
John R. Stafford..........................  Chairman, President and Chief Executive Officer of
                                            American Home Products Corporation
Michael W. Wright.........................  Chairman, President and Chief Executive Officer of
                                            SUPERVALU INC.

EXECUTIVE OFFICERS

Michael R. Bonsignore.....................  Chairman and Chief Executive Officer
Giannantonio Ferrari......................  Executive Vice President and Chief Operating Officer,
                                            Performance Products and Solutions
Robert D. Johnson.........................  Executive Vice President and Chief Operating Officer,
                                            Aerospace Businesses
Barry C. Johnson..........................  Senior Vice President and Chief Technology Officer
Peter M. Kreindler........................  Senior Vice President and General Counsel
James T. Porter...........................  Senior Vice President -- Information and Business
                                            Services
Donald J. Redlinger.......................  Senior Vice President -- Human Resources and
                                            Communications
Richard F. Wallman........................  Senior Vice President and Chief Financial Officer

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading 'Description of Debt Securities' in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

GENERAL

    We will issue the notes in the aggregate principal amount of $750,000,000. The notes will mature at par on October 3, 2005. The notes will constitute part of the senior debt of Honeywell and will rank pari passu with all other unsecured and unsubordinated indebtedness of Honeywell. We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000. Principal of and interest on the notes will be payable, and the transfer of notes will be registerable, through the Depositary as described below.

    The notes will bear interest at the annual rate shown on the cover of this prospectus supplement and will accrue interest from September 25, 2000 or from the most recent date to which interest has been paid or provided for. Interest will be payable twice a year, on April 3 and October 3, beginning April 3, 2001, to the person in whose name a note is registered at the close of business on the March 15 or September 15 that precedes the date on which interest will be paid. Interest payments for the notes will include accrued interest from and including September 25, 2000 or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holder of the note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. As used in this prospectus supplement, 'business day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the place of presentation.

    The notes, the indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

    In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See 'Description of Debt Securities -- Defeasance Provisions' in the accompanying prospectus for more information about how we may do this.

    We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

    We have appointed Chase Manhattan Bank Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See
' -- Notices' below.

BOOK-ENTRY, DELIVERY AND FORM

    The notes will be issued in the form of one or more fully registered global notes (the 'Global Notes') which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the 'Depositary' or 'DTC') and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, Societe anonyme ('Clearstream, Luxembourg') or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear') if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the 'U.S. Depositaries'). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers ('Clearstream, Luxembourg Customers') and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

    Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for its participants ('Euroclear Participants') and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the 'Euroclear Operator'), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

    The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

    Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

    A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under 'Book-Entry Issuance'. The Depositary has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DEFINITIVE NOTES

    Notes will not be issued in definitive form, except in limited circumstances. If Euroclear, Clearstream, Luxembourg or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be clearing agency registered under the U.S. Securities Exchange Act of 1934, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from Euroclear, Clearstream, Luxembourg or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancelation. In any such instance the owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

PAYMENT AND TRANSFER OF DEFINITIVE NOTES

    Payments on any definitive notes will be made by the trustee directly to holders of such definitive notes in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive notes on each interest payment date will be made to holders in whose names the definitive notes were registered at the close of business on the related record date. Payments will be made by check mailed to the address of such holders as they appear on the note register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and having appropriate facilities thereof. The final payment of principal and interest on any definitive notes however, will be made only upon presentation and surrender of such definitive notes at the office of the paying agent for the notes which shall include the office of the paying agent in Luxembourg if at such date any notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require.

    A definitive note may be transferred in whole or in part upon the surrender of the definitive note to be transferred, together with the completed and executed assignment, at the specified office of any transfer agent (which shall include a transfer agent having its specified office in Luxembourg so long as any notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require). In the case of a permitted transfer of only part of a note, a new note in respect of the balance not transferred will be issued to the transferor. Each new definitive note to be issued upon the transfer of a definitive note will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive note to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive notes within 15 days before the notes are to be selected for redemption.

    Chase Manhattan Bank Luxembourg S.A. has been appointed as paying agent and transfer agent in Luxembourg in relation to the notes. We will maintain a paying agent and transfer agent in Luxembourg for so long as any notes are listed on the Luxembourg Stock Exchange. Payments and transfers of the notes will be made at the respective offices of the paying and transfer agents in New York City and in Luxembourg.

REPLACEMENT DEFINITIVE NOTES

    In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made at the office of the trustee. Any such definitive note will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as we and the trustee may require and subject to applicable laws and regulations. All costs incurred in connection with the replacement of any definitive note will be borne by the holder of the note. Mutilated or defaced definitive notes must be surrendered before new ones will be issued.

TAX REDEMPTION

    The notes may be redeemed as a whole, at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if we determine that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under ' -- Payment of Additional Amounts' below with respect to such notes for reasons outside our control and after taking reasonable measures to avoid such obligation. The notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

     a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of independent counsel satisfactory to the trustee to the effect that we have or will become obligated to pay such additional amounts for the reasons described above;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the note were then due.

    Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with ' -- Notices' below.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is a United States alien as may be necessary in order that every net payment of principal of and interest on such note and any other amounts payable on such note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any such payment of additional amounts to any beneficial owner for or on account of:

     any such tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

     any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

     any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

     any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a controlled foreign corporation that is related directly or indirectly to us through stock ownership; or

     any combination of these factors.

Such additional amounts shall also not be paid with respect to any payment on a note to a United States alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner, as the case may be, held its interest in the note directly. The term 'United States alien' means any person that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

NOTICES

    Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                         UNITED STATES FEDERAL TAXATION

    The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes at the 'issue price,' that is, the first price at which a substantial amount of notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the 'Code'), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, 'straddle,' conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

    For purposes of the following discussion, a 'United States person' means a beneficial owner of a note that is, for United States federal income tax purposes:

     an individual citizen or resident of the United States, or a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, or

     an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

PAYMENTS OF INTEREST

    Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under ' -- Payments of Interest' above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to the United States person.

    Gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. Honeywell, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required,

     fails to certify, under penalty of perjury, that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

    As used herein, the term 'non-United States person' means a beneficial owner of a note that is, for United States federal income tax purposes:

     a nonresident alien individual, or

     a foreign corporation, or

     an estate or trust that is not taxable in the United States on its world-wide income.

INCOME AND WITHHOLDING TAX FOR NON-UNITED STATES PERSONS

    The discussion under this heading is subject to the discussion of backup withholding below.

    Payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest:

    (a) each of the following conditions is met:

        the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of Honeywell stock entitled to vote, and the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and either

          -- the beneficial owner of the note provides an IRS Form W-8BEN certifying to the person otherwise required to withhold United States federal income tax from such interest that it is not a United States person and provides its name and address, or

          -- a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'financial institution') and holds an interest in the note certifies to the person otherwise required to withhold United States federal income tax from such interest that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; or

    (b) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or

    (c) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner's agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. Some of these procedures will change after December 31, 2000.

    A non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met.

    A note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of Honeywell stock entitled to vote and, at the time of such individual's death the income on the note would not have been effectively connected with a United States trade or business of the individual.

    If a non-United States person owning a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

    Each owner of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate, and the owner will not be entitled to any additional amounts from us described under the heading 'Description of Notes -- Payment of Additional Amounts' with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to a non-United States person that owns a note. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury Regulations, backup withholding (imposed at the rate of 31 percent) will not apply to payments made by us or a paying agent to an owner in respect of a note if the certifications described above are received, provided in each case that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    New Treasury Regulations, which generally apply to payments made after December 31, 2000, modify the foregoing rules in certain respects. Non-United States persons owning notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, both under current Treasury Regulations and the new Treasury Regulations. Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

    Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

    The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes stated opposite the name of each underwriter.

                                                        PRINCIPAL
                                                          AMOUNT
UNDERWRITER                                              OF NOTES
-----------                                            ------------
Chase Securities Inc. ...............................  $255,000,000
Deutsche Bank Securities Inc.........................   255,000,000
Banc of America Securities LLC.......................   127,500,000
Banc One Capital Markets, Inc........................    37,500,000
Barclays Bank PLC....................................    37,500,000
HSBC Securities (USA) Inc............................    37,500,000
                                                       ------------

    Total............................................  $750,000,000
                                                       ------------
                                                       ------------

    Chase Securities Inc. and Deutsche Bank Securities Inc. are joint book-running managers for our offering of notes.

    The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price stated on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of 0.200% of the aggregate principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession not in excess of 0.125% of the aggregate principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and these concessions may be changed by the underwriters.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

    Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that the total expenses of this offering will be approximately $400,000.

    The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of their business.

    Hans W. Becherer and John R. Stafford, directors of Honeywell, are also directors of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc. The Chase Manhattan Bank is the trustee under the indenture. Chase Manhattan Bank Luxembourg S.A. is the Luxembourg paying agent and transfer agent for the notes.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

    The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

    Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

    In particular, each underwriter has represented and agreed that:

     It has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

     It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

     It will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, 'Japanese person' shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

                      WHERE YOU CAN FIND MORE INFORMATION

    You may also obtain copies of information we file with the SEC by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    For as long as the notes are listed on the Luxembourg Stock Exchange, the documents incorporated by reference in this prospectus supplement and our periodic reports filed with the SEC are available without charge from our transfer and paying agent in Luxembourg, Chase Manhattan Bank Luxembourg S.A., 5 rue Plaetis, L-2338 Luxembourg.

                              GENERAL INFORMATION

LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our restated certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture, the underwriting agreement and our current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, so long as any of the notes are outstanding, will be made available for inspection at the main office of our listing agent, Deutsche Bank Luxembourg S.A., in Luxembourg. In addition, copies of our current and future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, so long as any of the notes are outstanding, may be obtained free of charge at the office of our transfer and paying agent, Chase Manhattan Bank Luxembourg S.A. at the location set forth under 'Where You Can Find More Information' in this prospectus supplement. Chase Manhattan Bank Luxembourg S.A. will act as intermediary for Honeywell and the holders of the notes.

INDEPENDENT ACCOUNTANTS

    The Independent Accountants of Honeywell are PricewaterhouseCoopers LLP, Florham Park, New Jersey.

MATERIAL CHANGE

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since June 30, 2000.

LITIGATION

    Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and we are not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

AUTHORIZATION

    Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of Honeywell on December 3, 1999.

IDENTIFICATION NUMBERS

    The notes have been accepted for clearing through Euroclear and Clearstream, Luxembourg. The notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 011 831257, International Security Identification Number (ISIN) No. US438516 AL04 and CUSIP No. 438516 AL0.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

                                 $2,000,000,000

                                     [LOGO]

                          HONEYWELL INTERNATIONAL INC.

                               101 COLUMBIA ROAD
                       MORRIS TOWNSHIP, NEW JERSEY 07962
                                 (973) 455-2000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                              -------------------

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

                              -------------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

    This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                      Prospectus dated September 14, 2000

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement (No. 333-45466) that Honeywell filed with the SEC utilizing a 'shelf' registration process. Under this shelf process, we may offer from time to time up to $2,000,000,000 (or the equivalent in foreign or composite currencies) of our debt securities, preferred stock or common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

    To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in 'Where You Can Find More Information About Honeywell' below for information on our company and our financial statements.

                                   HONEYWELL

    Honeywell, a Delaware corporation, is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. We are a leading provider of software and solutions and Internet e-hubs, including MyPlant.com, MyFacilities.com and MyAircraft.com, a joint venture with United Technologies and i2 Technologies. We employ approximately 120,000 people in 95 countries.

    Honeywell results from the combination on December 1, 1999 of AlliedSignal Inc. and Honeywell Inc. In connection with the combination, AlliedSignal Inc. changed its name to Honeywell International Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios of earnings to fixed charges of Honeywell for the periods indicated:

  SIX MONTHS ENDED
      JUNE 30,                                    YEAR ENDED DECEMBER 31,
--------------------         ------------------------------------------------------------------
2000           1999           1999           1998           1997           1996           1995
----           ----           ----           ----           ----           ----           ----
6.50           8.79           6.74           8.05           7.20           6.65           5.70

    The ratio of earnings to fixed charges is generally computed by dividing the sum of net income, income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of outstanding debt, repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms that may apply to debt securities offered under this prospectus. The particular terms of any debt securities will be described in the related prospectus supplement.

GENERAL

    Debt securities will be our unsecured, unsubordinated debt obligations. They will be issued under an indenture dated as of October 1, 1985, as amended by a first supplemental indenture dated as of February 1, 1991 and a second supplemental indenture dated as of November 1, 1997, between us and The Chase Manhattan Bank, as trustee.

    The following summary of certain provisions of the indenture is not complete. You should refer to the indenture (including the amendments to it) which are exhibits to our registration statement No. 333-45466. The indenture has been qualified under the Trust Indenture Act. Section references below are to the section in the indenture. The referenced sections of the indenture and the definitions of capitalized terms in the indenture are incorporated by reference in this prospectus.

    The indenture does not limit the amount of debt that we may issue. The indenture provides that debt securities may be issued thereunder up to the principal amount authorized by us from time to time. We have issued $2,609,760,000 principal amount of debt securities under our existing indenture with The Chase Manhattan Bank as of the date of this prospectus.

    The debt securities may be issued in one or more separate series. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

     the title and type of the debt securities;

     any limit on the aggregate principal amount or aggregate initial offering price of the debt securities and the amount payable upon acceleration;

     the purchase price of the debt securities;

     the dates on which the principal of the debt securities will be payable;

     the interest rates, including any interest rates applicable to overdue payments, of the debt securities, or the method for determining those rates, and the interest payment dates for the debt securities;

     the places where payments may be made on the debt securities;

     any mandatory or optional redemption provisions applicable to the debt securities;

     any sinking fund or analogous provisions applicable to the debt securities;

     the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

     if other than U.S. dollars, the currency, currencies or composite currencies, in which the purchase price or payments on the debt securities will be payable. The currencies may be different for principal, premium and interest payments;

     any conversion or exchange provisions applicable to the debt securities;

     any additional events of default applicable to the debt securities not set forth in the indenture;

     any securities exchange on which the debt securities may be listed; and

     any other specific terms of the debt securities.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount debt securities or relating to certain other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

    The debt securities will be issued only in fully registered form without coupons. The indenture also provides that debt securities of a series may be issued as permanent global debt securities. See ' -- Permanent Global Debt Securities' and ' -- Book-Entry Issuance' below. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

    Principal of and any premium and interest on the debt securities will be payable at the corporate trust office of the trustee in New York City. Transfers or exchanges of debt securities may be made at the same location. Payment of interest on any debt securities may be made at our option by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of such certification, we may rely on any legal presumption to determine whether we must deduct or withhold taxes, assessments or governmental charges from a payment.

    We may at any time repurchase debt securities at any price on the open market or otherwise. We may in our discretion hold, resell or surrender to the trustee for cancellation any debt securities that we acquire.

COVENANTS

    The indenture does not limit our ability to enter into highly leveraged transactions, nor does it provide special protection to holders of debt securities in the event of those transactions. The indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality, including a decline resulting from a takeover, recapitalization or similar restructuring. In addition, the indenture does not limit the amount of indebtedness incurred by our subsidiaries. The covenants contained in the indenture are described below.

    Limitation on Liens. In the indenture, we covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on any property located in the United States which is

      -- in the opinion of our board of directors, a principal manufacturing property, or

      --  an oil, gas or mineral producing property, or

     any shares of capital stock or indebtedness of any subsidiary owning such property,

without equally and ratably securing the debt securities, subject to certain exceptions specified in the indenture. These exceptions include:

     existing liens on our property or liens on property of corporations at the time such corporations become our subsidiaries or are merged with us;

     liens existing on property when acquired, or incurred to finance the purchase price of that property;

     certain liens on property to secure the cost of exploration, drilling or development of, or improvements on, that property;

     certain liens in favor of or required by contracts with governmental entities; and

     indebtedness secured by liens otherwise prohibited by the covenant not exceeding 10% of the consolidated net tangible assets of Honeywell and our consolidated subsidiaries (Sections 101 and 1005).

Transfers of oil, gas or other minerals in place for a period of time until the transferee receives a specified amount of money or of such minerals or any other transfers commonly referred to as 'production payments,' are outside the scope of this covenant and are permitted without restriction.

    Limitation on Sale and Lease-Back Transactions. We also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property, or an oil, gas or mineral producing property,

unless:

     we would be entitled under the provisions described under ' -- Limitation on Liens' to incur debt equal to the value of such sale and lease-back transaction, secured by liens on the property to be leased, without equally securing the outstanding debt securities; or

     we, during the four months following the effective date of such sale and lease-back transaction, apply an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of Honeywell or our subsidiaries (Sections 101 and 1006).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may, without the consent of the holders of any debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Honeywell, provided that:

     the successor is a person organized under U.S. law;

     the successor person, if not Honeywell, assumes our obligations on the debt securities and under the indenture;

     after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     certain other conditions are met (Section 801A).

DEFEASANCE PROVISIONS

    The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect:

    (1) to defease and be discharged from all of our obligations (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) with respect to any series of debt securities denominated and payable in U.S. dollars then outstanding ('defeasance'); and/or

    (2) to be released from our obligations under the covenants set forth in Sections 1005 (limitation on liens) and 1006 (limitation on sale and lease-back transactions) and from the consequences of an event of default resulting from a breach of those covenants ('covenant defeasance') (Sections 403 and 1008).

    To elect defeasance or covenant defeasance, we must deposit in trust with the trustee money and/or U.S. government obligations (which are direct obligations of the United States backed by its full faith and credit) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those debt securities, including any sinking fund obligations (Section 101). As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance. In the case of defeasance under clause (1) above, that opinion must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law, and such defeasance may not result in any series of debt securities, if it is listed for trading on the New York Stock Exchange, being delisted.

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

    Under Federal income tax law as of the date of this prospectus, defeasance would likely be treated as a taxable exchange of debt securities for interests in the defeasance trust. As a result, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's proportionate interest in the defeasance trust. That holder would thereafter be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under Federal income tax law as of the date of this prospectus, covenant defeasance would ordinarily not be treated as a taxable exchange of debt securities. Purchasers of debt securities should consult their own advisors as to the tax consequences to them of defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

    If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the related covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

MODIFICATION

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by the modification or amendment. Without the consent of each affected holder, no modification may:

     change the stated maturity of any debt securities;

     reduce the principal amount of any debt securities;

     reduce the rate or extend the time of payment of interest or any premium of any debt securities;

     impair the right to institute suit for the enforcement of any payment on or after its due date; or

     reduce the percentage of the principal amount of debt securities required to approve any supplemental indenture or any waiver under the indenture (Section 902).

    We and the trustee may amend the indenture without the consent of the holders of debt securities:

     to reflect our merger with another person;

     to replace the trustee;

     to issue a new series of debt securities;

     to effect modifications that do not adversely affect any outstanding series of debt securities; and

     for certain other purposes (Section 901).

    Any modification of the indenture subordinating any series of debt securities issued under it to any other indebtedness of Honeywell will not be effective without each holder's consent.

EVENTS OF DEFAULT; WAIVER

    An event of default with respect to any series of debt securities will occur under the indenture if:

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

     we fail to pay principal of or any premium on the series, except for principal due upon sinking fund redemptions;

     we fail to pay any installment of interest on the series for a period of 30 days;

     we fail to pay any sinking fund redemption on the series for a period of 30 days;

     we fail to perform any other covenant in the indenture for 90 days after notice;

     we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Honeywell for the benefit of our creditors; or

     any other event of default specified with respect to debt securities of that series as described in the applicable prospectus supplement occurs (Section 501).

    No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).

    On the occurrence of an event of default with respect to a series of debt securities, the trustee or the holders of at least 25% in principal amount at maturity of such series of debt securities then outstanding may declare the principal, or in the case of debt securities sold at an original issue discount, the amount specified in the terms of the debt securities, to be due and payable immediately (Section 501).

    Subject to certain conditions, the declaration described in the preceding paragraph may be annulled and past defaults, except uncured payment defaults and certain other specified defaults, may be waived by the holders of not less than a majority in aggregate principal amount at maturity of outstanding debt securities of the series affected by any event of default (Sections 501, 502 and 507).

    Upon payment of the principal amount in respect of an event of default on any series of debt securities, together with any premium or interest due thereon, all of our obligations in respect to payment of indebtedness on such debt securities will terminate (Section 401).

    The indenture requires the trustee to, within 90 days after the occurrence of a default with respect to any outstanding series of debt securities, give the holders of that series notice of the default if uncured. The trustee may withhold this notice of default, except for default in the payment of principal of or any premium or interest on, or of any sinking fund payment with respect to, such series of debt securities, if it considers such withholding to be in the interest of holders of debt securities (Section 508).

    We are required annually to file with the trustee a certificate stating that no default exists under the indenture, or specifying the nature and status of any default (Section 1004).

    Subject to provisions relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless such holders of debt securities shall have offered to the trustee reasonable security or indemnity (Section 603). Subject to that provision for security or indemnification, the holders of a majority in principal amount of the debt securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the debt securities of that series (Section 504).

INFORMATION CONCERNING THE TRUSTEE UNDER THE INDENTURE

    We and some of our subsidiaries and affiliates maintain deposits with, and conduct other banking transactions with, The Chase Manhattan Bank in the ordinary course of business. These include:

     The Chase Manhattan Bank is the trustee under the indenture under which our Serial Zero Coupon Bonds Due through 2009 are outstanding and under the indenture under which indebtedness of Honeywell Inc., our wholly owned subsidiary, is outstanding.

     The Chase Manhattan Bank is fiscal agent for our 8% Bonds Due May 15, 2006.

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

     The Chase Manhattan Bank is a lender under our revolving credit agreements with a group of banks.

PERMANENT GLOBAL DEBT SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement (Section 203). For most debt securities, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for debt securities in individually certificated form. For a description of the depositary arrangements, see 'Book-Entry Issuance'. Any additional terms of the depositary arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in the related prospectus supplement.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    Honeywell's restated certificate of incorporation, or charter, authorizes the board of directors or a committee of the board of directors to cause preferred stock to be issued in one or more series, without stockholder action. They are authorized to issue up to 40,000,000 shares of preferred stock, without par value, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the charter to increase the number of authorized shares of preferred stock in a manner permitted by the charter and Delaware law. As of the date of this prospectus, there is no preferred stock outstanding.

    The particular terms of any series of preferred stock offered by us will be described in the prospectus supplement relating to that series of preferred stock. Those terms relating to the series of preferred stock offered may include:

     the number of shares of the preferred stock being offered;

     the title and liquidation preference per share of the preferred stock;

     the purchase price of the preferred stock;

     the dividend rate or method for determining the dividend rate;

     the dates on which dividends will be paid;

     whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

     any redemption or sinking fund provisions applicable to the preferred stock;

     any securities exchange on which the preferred stock may be listed; and

     any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.

    The following summary is not complete. You should refer to the certificate of designations relating to any series of preferred stock for the complete terms of that preferred stock. The certificate of designations will be filed with the Securities and Exchange Commission at the time of the offering of the preferred stock.

    Each share of preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of preferred stock we may issue in the future. Preferred stock will have no preemptive rights.

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

DIVIDENDS RIGHTS

    Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

    No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

    Unless otherwise set forth in the prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

    If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock, plus an amount equal to any accrued and unpaid dividends before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

REDEMPTION

    Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.

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

    If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of Honeywell or of third parties, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

    If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

CONVERSION RIGHTS

    The prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under ' -- Redemption' above, under certain circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

VOTING RIGHTS

    For most series of preferred stock, the holders of preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

TRANSFER AGENT AND REGISTRAR

    We will appoint a transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which such holders will have the right to elect directors or to vote on any other matter.

PERMANENT GLOBAL PREFERRED SECURITIES

    A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. For a description of the depositary arrangements, see 'Book-Entry Issuance'. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    As of the date of this prospectus, we are authorized to issue up to 2,000,000,000 shares of common stock. As of June 30, 2000, we had approximately
957.6 million shares of common stock issued (including approximately 157.5 million shares held in treasury) and had reserved approximately 88.5 million shares of common stock for issuance under various employee or director incentive compensation and option plans.

    The Bank of New York is the transfer agent and registrar for the common stock. Shares of common stock are listed on the New York, Chicago and Pacific stock exchanges, under the symbol 'HON'. In addition, shares of common stock are listed on the London stock exchange.

    The following summary is not complete. You should refer to the applicable provision of Honeywell's charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of the common stock.

DIVIDENDS

    Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.

VOTING RIGHTS

    Each holder of common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

RIGHTS UPON LIQUIDATION

    In the event of Honeywell's voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

OTHER RIGHTS

    The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

POSSIBLE ANTI-TAKEOVER PROVISIONS

    Honeywell's charter and by-laws provide:

     for a classified board of directors that is divided into three classes as nearly equal in number as is possible, with the term of one class expiring at the annual meeting in each year;

     that the board of directors may establish the number of seats on the board, subject to the right of preferred stockholders to elect directors in certain circumstances and shareowners' rights to set the number of seats upon the vote of holders of 80% of the outstanding shares of common stock;

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

     that vacancies on the board of directors other than at the annual meeting are filled by a vote of the remaining directors;

     that special meetings of shareowners generally may be called only by the chief executive officer or by a majority of the authorized number of directors;

     that action may be taken by shareowners only at annual or special meetings and not by written consent;

     advance notice must be given to Honeywell for a shareowner to nominate directors for election at a shareowner meeting;

     that the following actions require approval by holders of 80% of the outstanding shares entitled to vote:

         the removal for cause of directors at other than the expiration of their terms; and

         the amendment or repeal of Honeywell's charter and/or by-law provisions relating to the classified board of directors, the number of seats on the board of directors, the filling of board vacancies, removal of directors for cause, calling of special meetings of shareowners, prohibition of shareowner action by written consent and amendment or repeal of provisions requiring an 80% vote of shareowners.

Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of Honeywell.

    Honeywell's charter permits us to issue up to 40,000,000 shares of preferred stock with terms which may be set by our board of directors or a committee of the board. Such preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of Honeywell.

    Under Delaware law, an acquirer of 15% or more of our shares of stock must wait three years before a business combination with us unless one of the following exceptions is available:

     approval by our board of directors prior to the time the acquirer became a 15% shareowner of Honeywell;

     acquisition of at least 85% of our voting stock in the transaction in which the acquirer became a 15% shareowner of Honeywell; or

     approval of the business combination by our board of directors and two-thirds of our disinterested shareowners.

                              BOOK-ENTRY ISSUANCE

    Most series of debt securities and preferred stock will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company or 'DTC', a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities and will be considered the sole owner of the securities.

    Purchasers may only hold interests in the global securities through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary -- a bank, brokerage house or other institution that maintains securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the 'top' and the beneficial owner's own securities intermediary at the 'bottom.'

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    Unless otherwise specified in the prospectus supplement with respect to a series of debt securities or preferred stock, a beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive or paper securities only if:

     DTC is unwilling or unable to continue as depositary for such global security and Honeywell is unable to find a qualified replacement for DTC within 90 days;

     at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     Honeywell in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount in denominations of $1,000 and whole multiples of $1,000. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

    In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered under section 17A of the Securities Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

    Honeywell will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

     through underwriters,

     through agents, or

     directly to institutional purchasers.

    The prospectus supplement will set forth the terms of the offering of the securities, including the following:

     the name or names of any underwriters;

     the purchase price and the proceeds we will receive from the sale;

     any underwriting discounts and other items constituting underwriters' compensation; and

     any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities.

    Each series of debt securities or preferred stock will be a new issue of securities with no established trading market. Any underwriter may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities or preferred stock.

    Shares of common stock offered under this prospectus will be listed on the New York, Chicago, Pacific and London stock exchanges.

    Agents and underwriters may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

    We estimate that our expenses associated with this offering will be approximately $1.2 million, excluding underwriting discounts and commissions.

                                    EXPERTS

    The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 1999, except as they relate to Honeywell Inc. (a wholly-owned subsidiary of Honeywell International Inc.) as of and for the two years ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Honeywell Inc. as of and for the two years ended December 31, 1998, by Deloitte & Touche LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of Honeywell International Inc. for the three-month periods ended March 31, 2000 and 1999 and the three-month and six-month periods ended June 30, 2000 and 1999 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2000 and July 28, 2000 incorporated by reference in this prospectus, state that they did

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

not audit and did not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL OPINIONS

    Certain legal matters will be passed upon for Honeywell by J. Edward Smith, Assistant General Counsel, Corporate and Finance, of Honeywell, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Mr. Smith beneficially owns shares of Honeywell common stock and has options to acquire additional shares of Honeywell common stock granted under option plans of Honeywell.

    In the opinions described above, certain assumptions will be made regarding future action required to be taken by Honeywell and others in connection with the issuance and sale of any particular offered securities, the specific terms of those offered securities and other matters which may affect the validity of those offered securities but which cannot be ascertained on the date of the relevant opinion.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT HONEYWELL

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in the following locations:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, DC 20549           New York, NY 10048             Suite 1400
                                                              Chicago, IL 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    You may also inspect reports, proxy statements and other information about Honeywell at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, NY 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, IL 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, CA 94104.

    The SEC allows us to 'incorporate by reference' into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information filed with the SEC after the date of this prospectus will update and supersede information on file with the SEC as of the date of this prospectus. We incorporate by reference:

HONEYWELL'S SEC FILINGS (FILE NO. 1-8974)      DESCRIPTION, PERIOD OR DATE
-----------------------------------------      ---------------------------
Annual Report on Form 10-K                     Year ended December 31, 1999, as amended

Quarterly Reports on Form 10-Q                 Quarters ended March 31 and June 30, 2000

Current Reports on Form 8-K                    Filed January 21, February 14, February 29
                                               and September 8, 2000

Registration Statement on Form 8-B             Filed on August 16, 1985, containing a
                                               description of the common stock

    We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus free of charge by requesting them in writing or by telephone from us at the following address and telephone number:

                              Honeywell International Inc.
                              101 Columbia Road
                              P.O. Box 2245
                              Morris Township, NJ 07962-2245
                              Attention: Corporate Publications
                              Telephone No.: (973) 455-5402

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Honeywell. Forward-looking statements include the information in this document, specifically, regarding:

        efficiencies                               business diversification
        cost savings                               future economic performance
        sales enhancements                         future acquisitions
        income and margins                         management's plans
        earnings per share                         business portfolios
        free cash flow                             merger integration related expenses
        growth

    With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Honeywell and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

ECONOMIC AND INDUSTRY CONDITIONS

     materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by us supply and demand for and pricing of supplies and components changes in demographics and consumer preferences or demands for our goods and services fluctuations of foreign currencies

COMPETITIVE FACTORS

     the competitiveness of product substitutes

     the actions of competitors
     new technologies

     industry consolidation

     deregulation

OPERATING FACTORS

     supply disruptions

     acquisitions or divestitures

     changes in operating conditions and costs

     risks relating to performance of contracts, including dependence on performance of third-parties availability of intellectual property rights for newly developed products changes in regulatory environment

     the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during merger integration the impact of the loss of employees

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

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

           PRINCIPAL EXECUTIVE OFFICE OF HONEYWELL INTERNATIONAL INC.
                               101 Columbia Road
                       Morris Township, New Jersey 07962

                       TRUSTEE AND PRINCIPAL PAYING AGENT
                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT
                      Chase Manhattan Bank Luxembourg S.A.
                                 5 rue Plaetis
                               L-2338 Luxembourg

                                 LEGAL ADVISORS

                To Honeywell                                To the Underwriters
           As to United States Law                        As to United States Law
            J. Edward Smith, Esq.                         Cravath, Swaine & Moore
         Assistant General Counsel,                          825 Eighth Avenue
            Corporate and Finance                        New York, New York 10019
        Honeywell International Inc.
              101 Columbia Road
      Morris Township, New Jersey 07962

                To Honeywell
         As to United States Tax Law
           Cravath, Swaine & Moore
              825 Eighth Avenue
          New York, New York 10019

                                 LISTING AGENT
                         Deutsche Bank Luxembourg S.A.
                          2 Boulevard Konrad Adenauer
                               L-1115 Luxembourg

                      INDEPENDENT ACCOUNTANTS TO HONEYWELL
                           PricewaterhouseCoopers LLP
                                400 Campus Drive
                         Florham Park, New Jersey 07932

________________________________________________________________________________

                                  $750,000,000
                          HONEYWELL INTERNATIONAL INC.

                             6 7/8% NOTES DUE 2005

                                     [LOGO]

                                   ---------

                             PROSPECTUS SUPPLEMENT
                               SEPTEMBER 20, 2000

                                   ---------

                             CHASE SECURITIES INC.
                           DEUTSCHE BANC ALEX. BROWN
                         BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                                BARCLAYS CAPITAL
                                      HSBC

________________________________________________________________________________



                            STATEMENT OF DIFFERENCES
                            ------------------------

The trademark symbol shall be expressed as................................ 'TM'
The registered trademark symbol shall be expressed as..................... 'r'